Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:	Vincent A. Paccapaniccia
Chief Financial Officer
(215) 569-9900
FOR IMMEDIATE RELEASE
JULY 29, 2014
CSS INDUSTRIES, INC. REPORTS RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2014
CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the three months ended June 30, 2014, which is the first quarter of its fiscal year ending March 31, 2015. Sales for the first quarter of fiscal 2015 increased 2.4% to $48,257,000 from $47,117,000 in the first quarter of fiscal 2014. Sales in the first quarter of fiscal 2015 include $615,000 due to the acquisition by the Company's Berwick Offray LLC subsidiary of the assets and business of Carson & Gebel Ribbon Co., LLC as announced on May 19, 2014. Sales in the first quarter of fiscal 2014 include $517,000 of sales from the Halloween portion of the Company's Paper Magic Group, Inc. business, which was sold in September 2012. The balance of the net sales increase was due to the earlier shipment of back-to-school products. The loss before income taxes for the first quarter of fiscal 2015 was $2,058,000 compared to $2,571,000 in the first quarter of fiscal 2014. The net loss for the first quarter of fiscal 2015 was $1,325,000, or $0.14 per diluted share, versus $1,667,000, or $0.18 per diluted share, in the first quarter of fiscal 2014. The Company’s seasonal orientation has historically resulted in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2014 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
CSS’ consolidated results of operations for the three months ended June 30, 2014 and 2013 and condensed consolidated balance sheets as of June 30, 2014, March 31, 2014 and June 30, 2013 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2014	2013

Sales	$48,257	$47,117
Costs and expenses
Cost of sales	33,658	32,658
Selling, general and administrative expenses	16,757	17,004
Interest (income) expense, net	(21)	20
Other (income) expense, net	(79)	6

	50,315	49,688

Loss before income taxes	(2,058)	(2,571)

Income tax benefit	(733)	(904)

Net loss	$(1,325)	$(1,667)

Basic and diluted net loss per common share	$(0.14)	$(0.18)

Weighted average basic and diluted shares outstanding	9,308	9,505

Cash dividends per share of common stock	$0.15	$0.15

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2014	March 31, 2014	June 30, 2013
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$47,176	$68,200	$67,038
Short-term investments	29,911	29,862	—
Accounts receivable, net	42,737	44,243	40,488
Inventories	76,967	59,252	81,843
Deferred income taxes	4,329	4,414	4,079
Other current assets	15,565	13,473	16,669
Total current assets	216,685	219,444	210,117
Property, plant and equipment, net	26,797	27,063	28,046
Deferred income taxes	1,639	1,965	3,204
Other assets
Goodwill	15,083	14,522	14,522
Intangible assets, net	27,505	26,309	27,590
Other	4,175	4,232	4,352
Total other assets	46,763	45,063	46,464
Total assets	$291,884	$293,535	$287,831
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$17,031	$10,664	$22,872
Accrued payroll and other compensation	5,002	8,754	4,512
Accrued customer programs	3,571	4,820	3,772
Other current liabilities	6,793	7,397	6,774
Total current liabilities	32,397	31,635	37,930
Long-term obligations	4,618	4,684	4,709
Stockholders’ equity	254,869	257,216	245,192
Total liabilities and stockholders’ equity	$291,884	$293,535	$287,831